Exhibit 10.3

          Amended consulting agreement dated as of May 9, 2006 between the Company and John Acunto

AGREEMENT dated as of the 09th day of May, 2006, by and between Adsouth Partners, Inc. a Nevada corporation with its principal office at 1515 North Federal Highway, Suite 418, Boca Raton, Florida 33432 (the "Company"), and John
P. Acunto, Jr., residing at 7098 Via Firenze, Boca Raton, Florida 33433 ("Consultant").

WITNESSETH

WHEREAS, the Company desires to extend the engagement of Consultant to provide his services to the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual premises and promises set forth in this Agreement, the parties agree as follows:

    1.     Services.
           (a) Subject to the terms and conditions hereinafter set forth, the Company hereby engages Consultant as a consultant who shall provide the services (the "Services") during the Term of this Agreement. The Services shall include marketing services relating to the Company's businesses, including actively seeking to generate business, including when requested, supervisory services, and such other services relating to the Company's divisions as the Consultant and the Company may mutually determine. Consultant shall report to the Company's chief executive officer or other officer designated by the chief executive officer.

           (b) Unless terminated earlier as provided for in Section 5 of this Agreement, this Agreement shall have an initial term (the "Initial Term") commencing as of the date of this Agreement and expiring on June 30, 2012, and shall continue on a year-to year basis thereafter. The Initial Term and the one-year extensions are collectively referred to as the "Term." However, in the event that Consultant for any reason related or not to his Consultancy Agreement makes, guarantees or underwrites loans or financial facilities to, for or on behalf of Company, with Company's permission (in an aggregate amount of not less than two hundred fifty thousand ($250,000.00) dollars), then and in that event Consultancy Agreement is not cancelable without the express written consent of Consultant for so long as such commitment(s) are in force or effect.


    2. Consultant's Performance. Consultant hereby accepts the engagement contemplated by this Agreement. Consultant may engage in other business and personal activities, as long as the performance of such services or other activities does not conflict with Consultant's obligations under this Agreement. During the Term, Consultant shall perform the Services diligently, in good faith and in a manner consistent with the best interests of the Company. Consultant will not be required to move his residence from South Florida.

    3.     Compensation.

           (a) For his services to the Company during the Term, the Company shall pay Consultant a minimum draw (the "Fee") in the amount of twenty thousand dollars ($20,000.00) per month against commissions stated in 3(b) commencing with the month of June 2006, payable in advance on the first day of the month. The fee shall be a nonrefundable payment. Also, Consultant shall have the option of: a) participating in the company-wide health insurance plan plus receive the executive health benefit fully paid by the Company or, b) be reimbursed for his actual out-of-pocket premium expenses for obtaining or maintaining his own health insurance plan, individual or family.

           (b)

                The Company shall pay Consultant a commission (the "Commission") on all Covered Accounts, as hereinafter defined, equal to ten percent (10%) of the Company's gross profit on the Covered Accounts which are generated during the Term. Except as defined below for Genco Power Solution, Inc. (Genco) gross profit shall be determined in accordance with generally accepted accounting


                                       I

                                  Exhibit 10.3

          Amended consulting agreement dated as of May 9, 2006 between the Company and John Acunto

                principles consistently defined. A determination by the Company's independent accountants as to the gross profit from any Covered Account or the Company's gross profit pursuant to
                Section 4(e) of this Agreement shall be final, binding and conclusive on all parties. Except as regards Genco, the formula of which shall be used to calculated Genco's Gross Profit (GGP) as follows: Price of Job (J)(Unit plus material and labor), minus Cost of Unit (U) minus 30% of U to arrive at the profit, times 10% commission. (E.g. Job = $15,000.00. Unit = $7,500.00.
                Difference is $7,500.00, minus 30% = $5,000.00 times 10%
                Commission = $500.00.)

           (c)  The term "Covered Accounts" shall mean:

                (i)   All of the Company's present accounts;
                (ii) Any new accounts which are generated by Consultant's efforts, including, without limitation, those profits of Genco Power Solutions, Inc., with the start date of such "profit eligibility" beginning January 1st, 2006, and if not previously paid by the signing of this agreement, then on demand by Consultant;

                (iii) Any new products to which the Company acquires rights during the Term, including ownership of the product or license or distribution rights to the product, if such products or the rights to the products are generated from an account that comes within the definition of a Covered Account.

           (d) The commission shall be determined monthly. The Company shall provide Consultant with a statement setting forth the determination of the Commission due for the month. Such statement shall be accompanied by payment equal to the amount of the Commission due for the month.

           (e) Contemporaneously with the execution of this Agreement, the Company shall grant Consultant a five-year non-qualified stock (the "Option") to purchase two million (2,000,000) shares of the Company's common stock, par value $.0001 per share, at an exercise price of sixty five cents ($.65) per share. The Option shall be exercisable in cumulative installments as follows:

                      (i) The Option shall be immediately exercisable as to five hundred thousand (500,000) shares.
                      (ii) For each calendar quarter during the Term, commencing with the quarter ending September 30, 2005, the Option shall become exercisable as to the greater of (A) a fraction of one twenty five thousand (125,000) shares, the numerator of which is the Company's gross profit for the quarter, determined in accordance with generally accepted accounting principles consistently applied, and the denominator of which is five hundred thousand dollars ($500,000), or (B) the number of shares of Common Stock as to which the Option had not become exercisable as of the last day of the applicable calendar quarter; provided, however, that in no event shall the option become exercisable pursuant to this Section 4(e)(ii) for more than six hundred thousand (600,000) shares in any twelve (12) month period.
                      (iii) Notwithstanding the foregoing, the Option shall not be exercisable until such time as the Company's authorized common stock has been increased from 33,333,333 shares to a number approved by the Company's board of directors.
                      (iv) After the above periods have elapsed the Board of Directors is encouraged to reward Consultant's productivity with Options in an amount equal to the formula outlined in this section 3 subsection ii on a year to year basis.
                      (v) In the event that options are reduced to any current option holder or any person or group eligible for options then and in that event all options envisioned here shall be similarly reduced and become immediately vested and exercisable.
                      (vi) From time to time the Chief Executive Officer may determine, in the CEO's sole discretion, to increase or add to the number of options available to Consultant, based on Consultant's performance.

    4. Reimbursement of Expenses. The Company shall reimburse Consultant, upon presentation of proper expense statements, for all authorized, ordinary and necessary out-of-pocket expenses reasonably


                                       II

                                  Exhibit 10.3

          Amended consulting agreement dated as of May 9, 2006 between the Company and John Acunto

           incurred by Consultant during the Term in connection with the performance of his services pursuant to this Agreement hereunder in accordance with the Company's expense reimbursement policy.

    5.     Termination.

                  (a.) This Agreement and Consultant's engagement hereunder shall terminate immediately upon the death of Consultant, with the sole exception being the "commissions" delineated herein, which shall pass to Consultant's wife surviving him and then to his children surviving him and her, for their lives.

                  (b.) This Agreement and Consultant's engagement hereunder, may be terminated by Consultant or the Company on written notice to Consultant in the event of Consultant's Disability. The term "Disability" shall mean any illness, disability or incapacity of Consultant which prevents him from substantially performing his regular duties for a period of two (2) consecutive months or three (3) months, even though not consecutive, in any twelve (12) month period.

                  (c.) The Company may terminate this Agreement and Consultant's engagement for Cause. The term "Cause" shall mean (i) a breach of Sections 7, 8, 9 or10 of the Agreement; (ii) a breach of trust whereby Consultant obtains personal gain or benefit at the expense of or to the detriment of the Company; or
                          (iii) a conviction of Consultant of any felony or any misdemeanor involving drugs or controlled substances.

                  (d.) In the event of termination of this Agreement or Consultant's engagement, by the Company, as provided in this Section 6, Consultant shall receive his full fees through the ending date of this agreement, and Consultant shall be entitled to Commissions due on gross profit from Covered Accounts for a thirty-six month period from the date of his termination. In the event that Consultant terminates the Agreement then and in that event Consultant shall receive one year of his fees plus twelve months of his commissions from the date of this Agreement

    6.     Trade Secrets and Proprietary Information.

           (a) Consultant recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop in the future information concerning customers, clients, marketing, products, services, business, research and development activities and operational methods of the Company and its customers or clients, contracts, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, the disclosure of which could or does have a material adverse effect on the Company, its business, any business it proposes to engage in, its operations, financial condition or prospects and that the same are confidential and proprietary and considered "confidential information" of the Company for the purposes of this Agreement. In consideration of this engagement, Consultant agrees that he will not, during or after the Term, without consent of the Company's board of directors, make any disclosure of confidential information now or hereafter possessed by the Company, to any person, partnership, corporation or entity either during or after the term here of, except that nothing in this Agreement shall be construed to prohibit Consultant from using or disclosing such information (a) if such disclosure is necessary in the normal course of the Company's business in accordance with Company policies or instructions or authorization from chief executive or financial officer or an officer designated by the chief executive or financial officer, or (b) such information shall become public knowledge other than by or as a result of disclosure by a person not having a right to make such a disclosure, or (c) subsequent to the Term, if such information shall have either (i) been developed by Consultant independent of any of the Company's confidential or proprietary information or (ii)


                                      III

                                  Exhibit 10.3

          Amended consulting agreement dated as of May 9, 2006 between the Company and John Acunto

                been disclosed to Consultant by a person not subject to a confidentiality agreement with or other obligation of confidentiality to the Company. For the purposes of Sections 7, 8, and 9 of this Agreement, the term "Company" shall include the Company, its parent, its subsidiaries and affiliates, other than affiliates whose relationship as an affiliate is derived solely from Consultant's interest in or position at the other party.

           (b) In the event that any trade secrets or other confidential information covered by Section 7(a) of this Agreement is required to be produced by Consultant pursuant to legal process, Consultant shall give the Company notice of such legal process within a reasonable time, but no later than ten (10) business days prior to the date such disclosure is to be made, unless Consultant has received less notice, in which even Consultant shall immediately notify the Company objects(at the Company's Cost and expense) in a timely manner so that Consultant is not subject to penalties for failure to make such disclosure, Consultant shall not make any disclosure until there has been a court determination on the Company's objection's. If disclosure is required by a court order, final beyond right of review, or if the Company does not object to the disclosure, Consultant shall make disclosure only to the extent that disclosure is unequivocally required by the court order, and Consultant will exercise reasonable efforts at the Company's expense, to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

    7.     Covenant Not To Solicit or Compete.

           (a) During the period from the date of this Agreement until one (1) year following the expiration or termination of this Agreement, Consultant will not, directly or indirectly:

                      (i) Persuade or attempt to persuade any person or entity which is or was a customer, client or supplier of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company (the terms "customer" and "client" as used in this Section 8 to include any potential customer or client to whom the Company submitted bids or proposals, or with whom the Company conducted negotiations, during the term of Consultant's engagement hereunder or during the twelve (12) months preceding the termination of this Agreement or his engagement hereunder:

                      (ii) Solicit for himself or any other person or entity other than the Company the business of any person or entity which is a customer or client of the Company, or was a customer or client of the Company within (1) year prior to the termination of this Agreement or his engagement hereunder;

                      (iii) persuade or attempt to persuade any employee of the Company, or any individual who was an employee of the Company during the one (1) year prior to the termination of this Agreement, to leave the Company's employ, or to become employed by any person or entity other than the Company; or

                      (iv) engage in any business in the United States whether as an officer, director, consultant, partner, guarantor, principal, agent, employee, advisor or in any manner, which directly competes with the business of the Company as it is engaged in at the time of the termination of this Agreement , unless, at the time of such termination or thereafter during the period that Consultant is bound by the provisions of this
                              Section 8, the Company ceases to be engaged in such activity, provided however, that nothing in this Section 8 shall be construed to prohibit Consultant from owing an interest of not more than five (5%) percent of any public company engaged in such activities.

           (b) Consultant acknowledges that the restrictive covenants (the "Restrictive Covenants") contained in Sections 7 and 8 of this Agreement are conditions of his engagement are reasonable and valid in geographical and temporal scope and in all other aspects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall remain in full force and effect, without regard to the invalid portion. IF any court determines that


                                       IV

                                  Exhibit 10.3

          Amended consulting agreement dated as of May 9, 2006 between the Company and John Acunto

                any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

    8. Inventions and Discoveries. Consultant agrees promptly to disclose in writing to the Company any invention or discovery made by him during the Term, whether during or after working hours, in any business in which the Company is then engaged or which otherwise relates to any product or service dealt in by the Company and such inventions and discoveries shall be the Company's sole property. Upon the Company's request, Consultant shall execute and assign to the Company all applications for copyrights and letters patent of the United States and such foreign countries as the Company may designate, and consultant shall execute and deliver to the Company such other instruments as the Company deems necessary to vest in the Company the sole ownership of all rights, title and interest in and to such inventions and discoveries, as well as all copyrights and/or patents. If services in connection with applications for copyrights and/or patents are performed by Consultant at the Company's request after the termination of his engagement hereunder, the Company shall pay him reasonable compensation for such services rendered after termination of this Agreement.

    9 Injunctive Relief. Consultant agrees that his violation or threatened violation of any of the provisions of Sections 6,7 or 8 of this Agreement shall cause immediate and irreparable harm to the Company. In the event of any breach or threatened breach of any of said provisions, Consultant consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting Consultant from any violation or threatened violation of such provisions and compelling Consultant to comply with such provisions. This Section 10 shall not affect or limit, and the injunctive relief provided in this Section 10 shall be in addition to, any other remedies available to the Company at law in equity or in arbitration fro any such violation by Consultant. The provisions of Sections 7, 8, 9 and 10 of this Agreement shall survive any termination of this Agreement and Consultant's engagement pursuant to this Agreement.

    10 Indemnification. The Company shall provide Consultant with payment of legal fees and indemnification to the maximum extent permitted by the Company's Certificate of Incorporation, By-Laws, and the laws of the jurisdiction under which the Company was organized.

    11. Independent Contractor. In all matters relating to this Agreement, Consultant shall act as an independent con tractor. He is not, and shall not be, an employee, joint venture, partner or agent of the company, and he shall assume any and all liability for his own acts. Consultant shall have no authority to assume or create obligations, express or implied, on behalf of the Company or any subsidiary or affiliate of the Company, and Consultant shall have no authority to represent the Company as its agent, employee, and partner or in any other capacity.

    12. Lock up Agreement. Consultant agrees that he will not, and he represents that he has obtained the agreement of his wife, Angela Acunto, as follows:

           (a) Each of the Consultant and his wife will not publicly sell any of the 933,334 which each of them received in connection with the January 2004 reverse merger, for a period of two years from the date of this Agreement. Thereafter, sales of such shares shall be subject to the provisions of Section 13(b) of this Agreement.

    13. Rights Concerning Directors. During the Term, Consultant shall have the right to designate two individuals, reasonably acceptable to the Company, to serve as directors provided that such individuals would be independent directors under the listing requirements for the NASDAQ Stock Exchange.

    14.    Miscellaneous.

           (a) Consultant represents, warrants, covenants and agrees that he has a right to enter into this Agreement, that he is not a party to any agreement or understanding, oral or written, which would prohibit performance of his obligations under this Agreement, and that he will not use in the performance of his obligations hereunder any proprietary information of any other party which he is legally prohibited from using.


                                       V

                                  Exhibit 10.3

          Amended consulting agreement dated as of May 9, 2006 between the Company and John Acunto

           (b) The Company represents warrants and agrees that it has full power and authority to execute and deliver this Agreement and perform its obligations hereunder and this Agreement has been duly authorized by the Board and no other corporate action is required of the Company to enter into this Agreement and perform its obligations hereunder.

           (c) If requested by the Company, Consultant will cooperate with the Company in connection with the Company's application to obtain key-man life insurance on his life, on which the Company will be the beneficiary. Such cooperation shall include the execution of any applications or other documents requiring his signature and submission of insurance applications and submissions to a physical.

           (d) Any notice , consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgement of receipt or acknowledgement of receipt, or by registered or certified mail, return receipt requested, or telecopier or similar means of communication if receipt is acknowledged or if transmission is confirmed by mail as provided in this Section(d), to the parties at their respective addresses set forth at beginning of this Agreement or by telecopier to the Company at (561) 750-0420, or to Consultant at (561)-, with notice to the Company being sent to the attention of the individual who executed this Agreement on behalf of the Company. Either party may, by like notice, change the person, address or telecopier number to which notice is to be sent by telecopier.

           (e) This Agreement shall in all respects be construed and interpreted in accordance with, and the rights of the parties shall be governed by, the laws of the State of Florida applicable to contracts executed and to be performed wholly within such State, without regard to principles of conflicts of laws except that the provisions of Section 10 shall be governed by the corporation law of the state in which the Company is incorporated.

           (f) Except for actions, suits or proceedings taken pursuant to or under Section 7, 8, 9, or 10 of this Agreement, any dispute concerning this Agreement or the rights of the parties hereunder shall be submitted too binding arbitration in Miami, Florida before a single arbitrator shall be final, binding and conclusive on all parties, and judgment on such award may be entered in any court having jurisdiction. The arbitrator shall no power to modify or amend any specific provision of this Agreement except as expressly provided in Section8 (b) and 15(h) of this Agreement.

           (g) Notwithstanding the provisions of Section 15(f) of this Agreement, with no respect to any claim for injunctive relief or other equitable remedy pursuant to section 10 of this Agreement or any claim to enforce an arbitration award or to compel arbitration, the parties hereby(i) consent to the exclusive jurisdiction of the state courts sitting in Palm Beach County, Florida and (ii) waives any claim that the jurisdiction of any such court is not a convenient forum for any such action and any defense of lack of in personam jurisdiction with respect thereof.

           (h) If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, any court arbitrator having jurisdiction may reduce the scope of any provision of this Agreement, including the geographic and temporal restrictions set forth in Section 7 of this Agreement, so that it complies with applicable law.

           (i) This Agreement constitute the entire agreement of the Company and Consultant as the subject matter hereof, superseding all prior or contemporaneous written or oral understandings or agreements, including any and all previous employment or consulting agreements or understandings, all of which except as hereinafter provided, are hereby terminated , with respect to the subject matter covered in this Agreement. This Agreement may not be modified or


                                       VI

                                  Exhibit 10.3

          Amended consulting agreement dated as of May 9, 2006 between the Company and John Acunto

                amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of the Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. In particular, the obligations of the Company and Consultant pursuant to the Prior Employment Agreement, except that Consultant's obligations and the Company's rights pursuant to Sections 6, 7, 8, and 9 for the Prior Employment Agreement shall remain in full force and effect.

           (j) Neither party hereto shall have the right to assign or transfer any of its or his rights hereunder except in connection with a merger of consolidation of the Company or sale by the Company of all or substantially all of its business and assets.

           (k) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and permitted assigns.

           (l) The headings in this Agreement are of reference only shall not affect in any way the construction or interpretation of this Agreement.

           (m) No delay or omission to exercise any right, power or remedy accruing to either party hereto shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver of any breach hereof shall be deemed to be waiver of any other breach hereof theretofore or thereafter occurring. Any waiver of any provision hereof shall be effective only to the extent specifically set forth in an applicable writing. All remedies afforded to either party under this Agreement, by law or otherwise, shall be cumulative and not alternative and shall not preclude assertion by such party of any other rights seeking of any rights or remedies against any other party.

           (n) It is acknowledged that this writing reflects an amendment or modification to a previously entered into Agreement and that many of the payments stated here have already been paid and received. Therefore, no payments are envisioned here that would be duplication.

                     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written

                             ADSOUTH PARTNERS, INC.

                             By:  /S/Loren Haynes
                                  --------------------------------------
                             Chairman of Compensation Committee, Adsouth
                             Partners, Inc.


                                  /S/ John P. Aucnto
                                  -----------------------
                                      John P. Acunto, Jr.


                                      VII